Exhibit 99.1

Contact:
Shelley Boxer
V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investors/Media:
Eric Boyriven/Alexandra Tramont
FD
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS
 FOR ITS FISCAL 2009 FOURTH QUARTER AND YEAR

Melville, NY, October 21, 2009 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its fourth quarter and fiscal year ended August 29, 2009.

For the fiscal 2009 fourth quarter, net sales were $354.1 million, compared with $448.6 million in the prior year period.  Fiscal 2009 fourth quarter operating income was $41.8 million, or 11.8% of net sales, compared with $78.1 million, or 17.4% of net sales, in the prior year period. For the fourth quarter of fiscal 2009, the Company reported net income of $26.0 million, compared with net income of $50.5 million in the fourth quarter of fiscal 2008. Diluted earnings per share in the fiscal 2009 fourth quarter were $0.41 (based on 62.8 million diluted shares outstanding), compared to $0.80 (based on 63.1 million diluted shares outstanding) in the same period a year ago.

For the fiscal 2009 full-year period, net sales were $1.49 billion, compared with net sales of $1.78 billion in fiscal 2008.  Operating income in fiscal 2009 was $204.7 million, or 13.7% of net sales, versus operating income of $319.5 million, or 18.0% of net sales, in fiscal 2008.  Net income for fiscal year 2009 was $125.1 million, compared to net income of $196.2 million in fiscal 2008.  Diluted earnings per share for the 2009 fiscal year were $2.00 (based on 62.6 million diluted shares outstanding), compared to $3.04 per diluted share (based on 64.7 million diluted shares outstanding) in fiscal year 2008.

“We ended fiscal 2009 with a solid performance in the fourth quarter,” said David Sandler, President and Chief Executive Officer.  “While we did experience extended shut downs by our customers during the period, they were not as severe as we had originally anticipated.  Combined with our belief that we continue to take market share from weaker competitors and our strong operating cost controls, financial performance during the fourth quarter exceeded our original expectations.  Overall, our results in the fiscal fourth quarter are indicative of our competitive advantages in the marketplace.  MSC has the size, financial strength and breadth of service offerings necessary to help our customers achieve their total cost reduction goals for MRO supplies. This has been particularly true throughout this challenging economic environment, and we expect this competitive advantage to accelerate through any recovery in the marketplace.”

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS	Page - 2

“The fourth quarter produced solid financial results,” said Chuck Boehlke, Executive Vice President and Chief Financial Officer.  “We saw average daily sales performance improve throughout the quarter, resulting in sequential sales growth from fiscal 2009 third quarter levels, and margin performance was solid due to the various temporary and permanent cost reduction actions we have undertaken despite a pricing environment that remains highly competitive.  MSC also continued its strong cash conversion performance, generating free cash flow (see Note 1) of $262.7 million in fiscal 2009.”

Mr. Sandler concluded, “While our visibility remains limited, we are seeing some encouraging signs in the marketplace. We look at the eventual economic recovery as a significant opportunity for MSC, and will continue to focus our investment program on the opportunities that we believe will produce the greatest returns. As in the past, we will prudently balance our level of investment spending to maintain what we believe to be the right mix between short-term profitability and achieving our long-term growth objectives.  Overall, we view this time as an extraordinary opportunity to gain market share, and we intend to take advantage of it.”

For the fiscal 2010 first quarter, the Company currently expects net sales of between $378.0 million and $390.0 million, and expects diluted earnings per share to be between $0.46 and $0.50.  Expectations are based on MSC’s financial performance in the first several weeks of the first quarter of fiscal 2010.  The Company cautioned that its guidance should be viewed in the context of the unprecedented market conditions and the resulting variability in actual results versus expectations.

The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fourth quarter and 2009 fiscal year, and to comment on current operations. The call may be accessed via the Internet in the Investor Relations section (under “About MSC”) of MSC’s website located at: www.mscdirect.com.  A replay of the conference call will be available on the Company’s website through November 4, 2009.

Note 1 – Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment as shown on the Company’s consolidated statements of cash flows.  Net cash provided by operating activities during the 2009 fiscal year was $285.4 million.  Expenditures for property, plant and equipment during the 2009 fiscal year were $22.7 million.  Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, debt repayment and repurchases of the Company’s stock.  Free cash flow is not a measure determined in accordance with U.S. generally accepted accounting principles (“GAAP”), and may not be defined and calculated by other companies in the same manner.  Free cash flow should not be considered a substitute for “Operating income,” “Net income,” “Net cash flows provided by operating activities” or any other measure determined in accordance with GAAP.

About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 343,000 customers. In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time. MSC reaches its customers through a combination of approximately 29 million direct-mail catalogs and CD-ROMs, 97 branch sales offices, 939 sales people, the Internet and associations with some of the world's most prominent B2B e-commerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS	Page - 3

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including statements about future expected net sales and diluted earnings per share, shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, current economic, political and social conditions, changing customer and product mixes, financial restrictions on outstanding borrowings, industry consolidation, competition, general economic conditions in the markets in which the Company operates, volatility in commodity and energy prices, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS	Page - 4

MSC INDUSTRIAL DIRECT CO., INC.
Consolidated Balance Sheets

(In thousands)

	August 29, 2009	August 30, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$225,572	$42,843
Accounts receivable, net of allowance for doubtful accounts	165,368	216,407
Inventories	246,649	320,434
Prepaid expenses and other current assets	17,169	19,185
Deferred income taxes	27,956	23,807
Total current assets	682,714	622,676

Property, plant and equipment, net	131,885	128,931
Goodwill	271,765	272,143
Identifiable intangibles, net	55,766	62,885
Other assets	15,417	16,091
Total assets	$1,157,547	$1,102,726

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Revolving credit notes	$95,000	$91,000
Current maturities of long-term notes payable	59,105	43,726
Accounts payable	55,345	54,511
Accrued liabilities	46,388	55,134
Total current liabilities	255,838	244,371
Long-term notes payable	39,365	98,473
Deferred income taxes and tax uncertainties	56,808	48,270
Total liabilities	352,011	391,114
Commitments and Contingencies
Shareholders’ Equity:
Preferred Stock	--	--
Class A common stock	47	59
Class B common stock	18	18
Additional paid-in capital	336,092	431,330
Retained earnings	577,321	758,347
Accumulated other comprehensive loss	(2,068)	(676)
Class A treasury stock, at cost	(105,874)	(477,466)
Total shareholders’ equity	805,536	711,612
Total liabilities and shareholders’ equity	$1,157,547	$1,102,726

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS	Page - 5

MSC INDUSTRIAL DIRECT CO., INC.
Consolidated Statements of Income

 (In thousands, except per share data)

	Quarters Ended		Fiscal Years Ended
	August 29, 2009 (13 weeks)	August 30, 2008 (13 weeks)	August 29, 2009 (52 weeks)	August 30, 2008 (52 weeks)
	(Unaudited)		(Unaudited)
Net sales	$354,097	$448,563	$1,489,518	$1,779,841
Cost of goods sold	195,144	242,124	801,673	957,329
Gross profit	158,953	206,439	687,845	822,512
Operating expenses	117,146	128,309	483,127	502,984
Income from operations	41,807	78,130	204,718	319,528
Other (Expense) Income:
Interest expense	(417)	(1,603)	(3,629)	(8,376)
Interest income	110	149	820	649
Other (expense) income, net	(13)	1,514	31	1,558
Total other (expense) income	(320)	60	(2,778)	(6,169)
Income before provision for income taxes	41,487	78,190	201,940	313,359
Provision for income taxes	15,493	27,658	76,818	117,116
Net income	$25,994	$50,532	$125,122	$196,243
Per Share Information:
Net income per common share:
Basic	$0.42	$0.81	$2.02	$3.08
Diluted	$0.41	$0.80	$2.00	$3.04
Weighted average shares used in computing net income per common share:
Basic	62,054	62,108	61,798	63,743
Diluted	62,795	63,088	62,580	64,659
Cash dividend declared per common share	$0.20	$0.20	$0.80	$0.74

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS	Page - 6

MSC INDUSTRIAL DIRECT CO., INC.
Consolidated Statements of Cash Flows

(In thousands)

	For the Fiscal Years Ended
	August 29, 2009 (52 weeks)	August 30, 2008 (52 weeks)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$125,122	$196,243
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	26,950	27,349
Stock-based compensation	10,904	10,379
Gain on sale of property, plant and equipment	--	(1,619)
Loss on disposal of property, plant and equipment	--	3
Provision for doubtful accounts	4,247	2,459
Deferred income taxes and tax uncertainties	4,389	11,205
Excess tax benefits from stock-based compensation	(1,782)	(3,273)

Changes in operating assets and liabilities:
Accounts receivable	45,877	(15,638)
Inventories	72,868	16,991
Prepaid expenses and other current assets	1,932	1,485
Other assets	263	(1,874)
Accounts payable and accrued liabilities	(5,322)	(25,155)

Total adjustments	160,326	22,312

Net cash provided by operating activities	285,448	218,555

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(22,740)	(20,839)
Proceeds from sale of property, plant and equipment	448	1,711

Net cash used in investing activities	(22,292)	(19,128)

Cash Flows from Financing Activities:
Purchases of treasury stock	(1,206)	(187,187)
Payment of cash dividends	(49,879)	(47,609)
Excess tax benefits from stock-based compensation	1,782	3,273
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	2,644	2,698
Proceeds from exercise of Class A common stock options	6,123	7,032
Net proceeds under revolving loans from credit facility	4,000	91,000
Repayments of notes payable under the credit facility and other notes	(43,729)	(33,472)
Net cash used in financing activities	(80,265)	(164,265)

Effect of foreign exchange rate changes on cash and cash equivalents	(162)	(116)
Net increase in cash and cash equivalents	182,729	35,046
Cash and cash equivalents – beginning of period	42,843	7,797
Cash and cash equivalents – end of period	$225,572	$42,843
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$65,911	$112,064
Cash paid for interest	$4,044	$8,113

#   #   #